                                                                     Exhibit 3.1

                                                                  EXECUTION COPY

________________________________________________________________________________



                               PLAINS AAP, L.P.

                        A Delaware Limited Partnership




                             AMENDED AND RESTATED

                         LIMITED PARTNERSHIP AGREEMENT



                                 June 8, 2001


________________________________________________________________________________

                                                                  EXECUTION COPY

                               TABLE OF CONTENTS

                                                                            Page
ARTICLE I DEFINITIONS.......................................................   1

ARTICLE II ORGANIZATION.....................................................   8
     2.1   Formation of Limited Partnership.................................   8
     2.2   Name of Partnership..............................................   8
     2.3   Principal Office; Registered Office..............................   8
     2.4   Term of Partnership..............................................   9
     2.5   Purpose of Partnership...........................................   9
     2.6   Actions by Partnership...........................................   9
     2.7   Reliance by Third Parties........................................   9

ARTICLE III CAPITAL.........................................................   9
     3.1   Capital Contributions............................................   9
     3.2   Additional Capital Contributions.................................   9
     3.3   Loans............................................................  10
     3.4   Maintenance of Capital Accounts..................................  10
     3.5   Capital Withdrawal Rights, Interest and Priority.................  11

ARTICLE IV DISTRIBUTIONS....................................................  11
     4.1   Distributions of Available Cash..................................  11
     4.2   Special Distribution.............................................  12
     4.3   Persons Entitled to Distributions................................  12
     4.4   Limitations on Distributions.....................................  12

ARTICLE V ALLOCATIONS.......................................................  12
     5.1   Profits..........................................................  12
     5.2   Losses...........................................................  12
     5.3   Regulatory Allocations...........................................  13
     5.4   Tax Allocations: Code Section 704(c).............................  13
     5.5   Change in Partnership Percentage.................................  14
     5.6   Withholding......................................................  14

ARTICLE VI MANAGEMENT.......................................................  15
     6.1   Duties and Powers of the General Partner.........................  15
     6.2   No Liability to Limited Partners.................................  15
     6.3   Indemnification of General Partner...............................  16
     6.4   Rights of Limited Partners.......................................  16

ARTICLE VII TRANSFERS OF PARTNERSHIP INTERESTS..............................  16
     7.1   Transfer of Limited Partnership Interests........................  16
     7.2   Permitted Transferees............................................  17
     7.3   Substitute Limited Partners......................................  18
     7.4   Effect of Admission as a Substitute Limited Partner..............  19

                                                                            Page
     7.5   Consent..........................................................  19
     7.6   No Dissolution...................................................  19
     7.7   Additional Limited Partners......................................  19
     7.8   Right of First Refusal...........................................  19
     7.9   Transfer to Management Entity....................................  20

ARTICLE VIII DISSOLUTION AND LIQUIDATION....................................  20
     8.1   Dissolution of Partnership.......................................  20
     8.2   Final Accounting.................................................  21
     8.3   Distributions Following Dissolution and Termination..............  21
     8.4   Termination of the Partnership...................................  23
     8.5   No Action for Dissolution........................................  23

ARTICLE IX ACCOUNTING; BOOKS AND RECORDS....................................  23
     9.1   Fiscal Year and Accounting Method................................  23
     9.2   Books and Records................................................  23
     9.3   Delivery to Partners; Inspection.................................  24
     9.4   Financial Statements.............................................  24
     9.5   Filings..........................................................  24
     9.6   Non-Disclosure...................................................  24

ARTICLE X NON-COMPETITION...................................................  25
     10.1  Non-Competition..................................................  25
     10.2  Damages..........................................................  26
     10.3  Limitations......................................................  26

ARTICLE XI GENERAL PROVISIONS...............................................  26
     11.1  Waiver of Default................................................  26
     11.2  Amendment of Partnership Agreement...............................  26
     11.3  No Third Party Rights............................................  27
     11.4  Severability.....................................................  27
     11.5  Nature of Interest in the Partnership............................  27
     11.6  Binding Agreement................................................  27
     11.7  Headings.........................................................  27
     11.8  Word Meanings....................................................  27
     11.9  Counterparts.....................................................  27
     11.10 Entire Agreement.................................................  27
     11.11 Partition........................................................  28
     11.12 Governing Law; Consent to Jurisdiction and Venue.................  28

                                                                 EXECUTION COPY

              AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

                                      OF

                               PLAINS AAP, L.P.

     THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this "Agreement") of Plains AAP, L.P., a Delaware limited partnership (the "Partnership"), is made and entered into as of this 8/th/ day of June, 2001 by and among Plains All American GP LLC, a Delaware limited liability company, as the general partner, and the Persons listed as limited partners in Schedule I hereto (the "Limited
                                              ----------
Partners").

     This Agreement amends and restates in its entirety the original Limited Partnership Agreement dated as of June 8, 2001 between General Partner and Plains All American Inc.

                                   ARTICLE I
                                  DEFINITIONS

     For purposes of this Agreement:

     "Acceptance Notice" shall have the meaning set forth in Section 7.8(b).
                                                             --------------

     "Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

     "Adjusted Capital Account Deficit" means, with respect to a Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

          (a) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

          (b) Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-
     1(b)(2)(ii)(d)(6).

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "Agreement" means this Amended and Restated Limited Partnership Agreement, as amended from time to time in accordance with its terms.

     "Available Cash" means, with respect to a fiscal quarter, all cash and cash equivalents of the Partnership at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (a) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership) subsequent to such quarter or (b) comply

                                                                 EXECUTION COPY

with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets or Property is subject; provided, however, that disbursements made by the Master Limited Partnership to the Partnership or cash reserves established, increased or reduced after the expiration of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, during such quarter if the General Partner so determines in its reasonable discretion.

     "Business" means all Hydrocarbon gathering, transportation, terminalling, storage, and marketing and all operations related thereto, including, without limitation, (a) the acquisition, construction, installation, maintenance or remediation and operation of pipelines, gathering lines, compressors, facilities, storage facilities and equipment, and (b) the gathering of Hydrocarbons from fields, interstate and intrastate transportation by pipeline, trucks or barges, tank storage of Hydrocarbons, transferring Hydrocarbons from pipelines and storage tanks to trucks, barges or other pipelines, acquisition of Hydrocarbons at the well or bulk purchase at pipeline and terminal facilities and subsequent resale thereof.

     "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

     "Capital Account" means, with respect to any Partner, a separate account established by the Partnership and maintained for each Partner in accordance with Section 3.4 hereof.
     -----------

     "Capital Contribution" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Partnership with respect to the interests purchased by such Partner pursuant to the terms of this Agreement, in return for which the Partner contributing such capital shall receive a Partnership Interest.

     "Cause" shall have the meaning set forth in the Flores Employment
Agreement.

     "Certificate" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware, as amended or restated from time to time.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Contributed Units" means the subordinated units in the Master Limited Partnership contributed to the Partnership in proportion to the Unit Percentages.

     "Depreciation" means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation shall

                                                                 EXECUTION COPY

be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

     "E-Holdings" means E-Holdings, III L.P., a Texas limited partnership.

     "EnCap" shall have the meaning set forth in Section 10.1.
                                                 ------------

     "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, any defect or imperfection in title, preferential arrangement or restriction, right to purchase, right of first refusal or other burden or encumbrance of any kind, other than those imposed by this Agreement.

     "First Refusal Notice" shall have the meaning set forth in Section 7.8(a).
                                                                --------------

     "First Union" shall have the meaning set forth in Section 7.1.
                                                       -----------

     "Flores Employment Agreement" means the Employment Agreement dated May 8, 2001 between Rodeo and JCF.

     "General Partner" means Plains All American GP LLC, a Delaware limited liability company, any successor thereto, and any Persons hereafter admitted as additional general partners, each in its capacity as a general partner of the Partnership.

     "Good Reason" shall have the meaning set forth in the Flores Registration Rights Agreement.

     "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows and as otherwise provided in Section 3.2(b):
            --------------

          (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the General Partner; provided, however, that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Section 3.1 hereof shall be as set forth in such
                             -----------
     section or the schedule referred to therein;

          (b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values (taking Code
     Section 7701(g) into account), as reasonably determined by the General Partner as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); and

          (c) The Gross Asset Value of any item of Partnership assets distributed to any Partner shall be adjusted to equal the gross fair market value (taking Code Section

                                                                 EXECUTION COPY


     7701(g) into account) of such asset on the date of distribution as reasonably determined by the General Partner.

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

     "Hydrocarbons" means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products, liquefied petroleum gas and other liquid or gaseous hydrocarbons produced in association therewith, including, without limitation, coalbed methane and gas and CO\\2\\.

     "JCF" means James C. Flores.

     "Kafu" means KAFU Holdings LP, a Delaware limited partnership.

     "Kayne Anderson" shall have the meaning set forth in Section 10.1.
                                                          ------------

     "Limited Partner" means any Person admitted to the Partnership as a Limited Partner and who is shown as such on the books and records of the Partnership.

     "Limited Partnership Interest" means, with respect to a Member, such Member's limited partnership interest in the Partnership, which refers to all of such Member's rights and interests in the Partnership in such Member's capacity as a limited partner thereof, all as provided in the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act.

     "Liquidating Trustee" has the meaning set forth in Section 8.3(a).
                                                        --------------

     "LLC Agreement" means the Amended and Restated Agreement Limited Liability Company Agreement of the General Partner, dated as of the date hereof, by and among Plains All American Inc., as the initial member, Sable, Kafu, E-Holdings, Management Entity, Raymond, Strome, Strome Hedgecap and any other Persons who become members in the General Partner as provided therein, as amended from time to time in accordance with the terms thereof.

     "Losses" has the meaning set forth in the definition of "Profits" and "Losses".

     "Management Entity" shall mean PAA Management, L.P.

     "Management Sale" shall have the meaning set forth in Section 7.9.
                                                           -----------

     "Master Limited Partnership" means Plains All American Pipeline, L.P., and any successor thereto.

     "Master Limited Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of the Master Limited Partnership, dated as of November 23,

                                                                  EXECUTION COPY


1998, as amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

     "Member" means a record holder of a Membership Interest.

     "Membership Interest" means, with respect to a Partner, such Partner's limited liability company interest in the General Partner, which refers to all of such Partner's rights and interests in the General Partner in such Partner's capacity as a member thereof, all as provided in the LLC Agreement and the Delaware Limited Liability Company Act.

     "Membership Transfer" shall have the meaning set forth in Section 7.1(b).
                                                               --------------

     "Non-Purchasing Partner" shall have the meaning set forth in Section
                                                                  -------
7.8(d).
------
     "Non-Selling Partner" shall have the meaning set forth in Section 7.8(b).
                                                               --------------

     "Notice" means a writing, containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by telecopy, (b) one day following delivery by overnight delivery courier, with all delivery charges pre-paid, or (c) on the third Business Day following the date on which it was sent by United States mail, postage prepaid, to such party at the address or fax number, as the case may be, of such party as shown on the records of the Partnership.

     "Offer" shall have the meaning set forth in Section 7.8(a).
                                                 --------------

     "Offeror" shall have the meaning set forth in Section 7.8(a).
                                                   --------------

     "Optioned Interest" shall have the meaning set forth in Section 7.8(a).
                                                             --------------

     "Partner" means the General Partner or any of the Limited Partners, and "Partners" means the General Partner and all of the Limited Partners.

     "Partnership" shall have the meaning set forth in the preamble hereof.

     "Partnership Interest" means a Partner's limited partnership or general partnership interest in the Partnership which refers to all of a Partner's rights and interests in the Partnership in such Partner's capacity as a Partner, all as provided in this Agreement and the Act.

     "Partnership Percentage" of a Partner means the aggregate percentage of Partnership Interests of such Partner set forth in Schedule I hereto, as the
                                                   ----------
same may be modified from time to time as provided herein.

     "Permitted Transfer" shall mean:

          (a) a Transfer of any or all of the Partnership Interest by any Partner who is a natural person to (i) such Partner's spouse, children (including legally adopted children and stepchildren), spouses of children or grandchildren or spouses of grandchildren; (ii) a trust for the benefit of the Partner and/or any of the Persons described in clause (i); or (iii)

                                                                 EXECUTION COPY

     a limited partnership or limited liability company whose sole partners or members, as the case may be, are the Partner and/or any of the Persons described in clause (i) or clause (ii); provided, that in any of clauses
     (i), (ii) or (iii), the Partner transferring such Partnership Interest, or portion thereof, retains exclusive power to exercise all rights under this Agreement;

          (b) a Transfer of any or all of the Partnership Interest by any Partner to the Partnership;

          (c) a Transfer of any or all of the Partnership Interest by a Partner to any Affiliate of such Partner; provided, however, that such transfer shall be a Permitted Transfer only so long as such Partnership Interest, or portion thereof, is held by such Affiliate or is otherwise transferred in another Permitted Transfer.

          Provided, however, that no Permitted Transfer shall be effective unless and until the transferee of the Partnership Interest, or portion thereof, so transferred complies with Sections 7.1(b). Except in the case of a Permitted
                             ---------------
Transfer pursuant to clause (b) above, from and after the date on which a Permitted Transfer becomes effective, the Permitted Transferee of the Partnership Interest, or portion thereof, so transferred shall have the same rights, and shall be bound by the same obligations, under this Agreement as the transferor of such Partnership Interest, or portion thereof, and shall be deemed for all purposes hereunder a Partner and such Permitted Transferee shall, as a condition to such Transfer, agree in writing to be bound by the terms of this Agreement. No Permitted Transfer shall conflict with or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation or require the Company, if not currently subject, to become subject, or if currently subject, to become subject to a greater extent, to any statute, law, ordinance, rule or regulation, excluding matters of a ministerial nature that are not materially burdensome to the Company.

     "Permitted Transferee" shall mean any Person who shall have acquired and who shall hold a Partnership Interest, or portion thereof, pursuant to a Permitted Transfer.

     "Person" means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

     "Profits" and "Losses" means, for each Taxable Year, an amount equal to the Partnership's net taxable income or loss for a taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to
Section 703(a)(1) of the Code shall be included in computing such taxable income or loss), with the following adjustments:

          (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

          (b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

                                                                  EXECUTION COPY


          (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

          (d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

          (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year, computed in accordance with the definition of Depreciation; and

          (f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Sections 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

     "Property" means all assets, real or intangible, that the Partnership may own or otherwise have an interest in from time to time.

     "Raymond" means John T. Raymond.

     "Regulations" means the regulations, including temporary regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

     "Regulatory Allocations" shall have the meaning set forth in Section
                                                                  -------
5.3(c).
------

     "Rodeo" means Plains Resources Inc., a Delaware corporation.

     "Rodeo, Inc." means Plains All American Inc., a Delaware corporation.

     "Sable" means Sable Investments, L.P.

     A "Sable Change of Control" shall be deemed to occur if: any Person or "Group" (as such term is used in Section 13(d) of the Exchange Act), other than JCF or any entity or entities controlled by JCF, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (a) more than 50% of the general or limited partnership interests in Sable or (b) stock or other equity interests of any legal entity that controls Sable representing

                                                                 EXECUTION COPY

more than 50% of the voting interests entitled to vote generally for the election of the board of directors or other governing body of such entity.

     "Selling Partner" shall have the meaning set forth in Section 7.8(a).
                                                           --------------

     "Strome" means Mark E. Strome.

     "Strome Hedgecap" means Strome Hedgecap Fund, L.P.

     "Taxable Year" shall mean the calendar year.

     "Transfer" or "Transferred" means to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, voluntarily or involuntarily, by operation of law or otherwise. When referring to a Partnership Interest, "Transfer" shall mean the Transfer of such Partnership Interest whether of record, beneficially, by participation or otherwise.

     "Transfer Agreements" means those certain Unit Transfer and Contribution Agreements, dated as of May 8, 2001, by and among PAAI LLC, Rodeo, Rodeo, Inc. and each of (i) Sable, Sable Holdings, L.P. and JCF; (ii) E-Holdings, (iii) Kafu Holdings, LLC, (iv) Strome, (v) Strome Hedgecap and (vi) Raymond, as may be amended from time to time in accordance with the terms thereof.

     "Unit Percentages" means the Unit Percentages set forth on Schedule I.

                                  ARTICLE II
                                 ORGANIZATION

2.1  Formation of Limited Partnership

     The General Partner has previously formed the Partnership as a limited partnership pursuant to the provisions of the Act and the parties hereto hereby agree to amend and restate the original Limited Partnership Agreement of the Partnership in its entirety. The parties hereto acknowledge that they intend that the Partnership be taxed as a partnership and not as an association taxable as a corporation for federal income tax purposes. No election may be made to treat the Partnership as other than a partnership for federal income tax purposes.

2.2  Name of Partnership

     The name of the Partnership is Plains AAP, L.P. or such other name as the General Partner may hereafter adopt from time to time. The General Partner shall execute and file in the proper offices such certificates as may be required by any assumed name act or similar law in effect in the jurisdictions in which the Partnership may elect to conduct business.

2.3  Principal Office; Registered Office

     The principal office address of the Partnership is located at 333 Clay Street, 29th Floor, Houston, Texas 77002, or such other place as the General Partner designates from time to time.

                                                                 EXECUTION COPY


The registered office address and the name of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is as stated in the Certificate or as designated from time to time by the General Partner.

2.4  Term of Partnership

     The term of the Partnership commenced on May 21, 2001 and shall continue until dissolved pursuant to Section 8.1 hereof. The legal existence of the
                            -----------
Partnership as a separate legal entity continues until the cancellation of the Certificate.

2.5  Purpose of Partnership

     The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, (a) acting as the general partner of the Master Limited Partnership pursuant to the Master Limited Partnership Agreement, (b) holding the GP Interest, the Incentive Distribution Rights and the Operating Partnerships GP Interests (as such terms are defined in the Transfer Agreement) and (c) engaging in any and all activities necessary or incidental to the foregoing.

2.6  Actions by Partnership

     The Partnership may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the General Partner be necessary or advisable to carry out its objects.

2.7  Reliance by Third Parties

     Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.

                                  ARTICLE III
                                    CAPITAL

3.1  Capital Contributions

     (a) On or before the date of this Agreement, each Partner agrees to make, or shall have made, a Capital Contribution consisting of cash or property as set forth opposite such Partner's name on Schedule I hereto.
                                      ----------

     (b) Each Partner agrees to make Capital Contributions in proportion to such Partner's Partnership Percentage for equity issuances by the Master Limited Partnership pursuant to Section 5.2(b) of the Master Limited Partnership Agreement approved by the Members pursuant to the LLC Agreement.

3.2  Additional Capital Contributions

     (a) No Partner shall be required to make any additional Capital Contribution other than as required under Section 3.1.
                                          -----------

                                                                 EXECUTION COPY


     (b) The Partnership may offer additional Partnership Interests to any Person with the approval of the General Partner. If any additional Capital Contributions are made by Partners but not in proportion to their respective Percentage Interests, the Percentage Interest of each Partner shall be adjusted such that each Partner's revised Percentage Interest determined immediately following each such additional Capital Contribution shall be equal to a fraction
(i) the numerator of which is the sum of (A) the positive Capital Account balance of the Partner determined immediately preceding the date such additional Capital Contribution is made (such Capital Account to be computed by adjusting the book value for Capital Account purposes of each Partnership asset to equal its Gross Asset Value as of such date, as provided in subparagraph (b) of the definition herein of "Gross Asset Value"), and (B) such additional Capital Contribution, if any, made by such Partner, and (ii) the denominator of which is the sum of the positive Capital Account balances immediately preceding the date such additional Capital Contribution is made plus additional Capital Contributions of all Partners on the date of such additional Capital Contribution, including Capital Contributions of any new Partners (in each case calculated as provided in (i) above). The names, addresses and Capital Contributions of the Partners shall be reflected in the books and records of the Partnership.

3.3  Loans

     (a) No Partner shall be obligated to loan funds to the Partnership. Loans by a Partner to the Partnership shall not be considered Capital Contributions. The amount of any such loan shall be a debt of the Partnership owed to such Partner in accordance with the terms and conditions upon which such loan is made.

     (b) A Partner may (but shall not be obligated to) guarantee a loan made to the Partnership. If a Partner guarantees a loan made to the Partnership and is required to make payment pursuant to such guarantee to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by such Partner to the Partnership and not as an additional Capital Contribution.

3.4  Maintenance of Capital Accounts

     (a) The Partnership shall maintain for each Partner a separate Capital Account with respect to the Partnership Interest owned by such Partner in accordance with the following provisions:

          (i) To each Partner's Capital Account there shall be credited (A) such Partner's Capital Contributions, (B) such Partner's share of Profits and
(C) the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Regulation
Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note, all in accordance with Regulation Section 1.704-1(b)(2)(iv)(d)(2);

                                                                 EXECUTION COPY


          (ii) To each Partner's Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed or treated as an advance distribution to such Partner pursuant to any provision of this Agreement (including without limitation any distributions pursuant to Section
                                                                      -------
4.1), (B) such Partner's share of Losses and (C) the amount of any liabilities
----
of such Partner assumed by the Partnership or which are secured by any Property contributed by such Partner to the Partnership;

          (iii) In the event Partnership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the Transferred Partnership Interests; and

          (iv) In determining the amount of any liability for purposes of Sections 3.4(a)(i) and (ii) there shall be taken into account Code Section
--------------------------
752(c) and any other applicable provisions of the Code and Regulations.

     (b)  The foregoing Section 3.4(a) and the other provisions of this
                        --------------
Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Regulation. The General Partner in its discretion and to the extent otherwise consistent with the terms of this Agreement shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulation Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).

3.5  Capital Withdrawal Rights, Interest and Priority

     Except as expressly provided in this Agreement, no Partner shall be entitled to (a) withdraw or reduce such Partner's Capital Contribution or to receive any distributions from the Partnership, or (b) receive or be credited with any interest on the balance of such Partner's Capital Contribution at any time.

                                  ARTICLE IV
                                 DISTRIBUTIONS

4.1  Distributions of Available Cash

     An amount equal to 100% of Available Cash with respect to each fiscal quarter of the Partnership shall be distributed to the Partners in proportion to their relative Percentage Interests within forty-five days after the end of such quarter. Notwithstanding any other provision of this Agreement, all cash attributable to the ownership or disposition by the Partnership of Contributed Units shall be distributed to the Partners in proportion to their relative Unit Percentages within forty-five days after the end of each quarter.

                                                                  EXECUTION COPY


4.2  Special Distribution

     Upon the closing of the transactions contemplated by the Transfer Agreements, the Partnership shall make a special distribution to Rodeo, Inc. in an amount equal to the amount contributed by the Limited Partners other than Rodeo, Inc. for their limited partner Partnership Interests hereunder on or before the date of such closing.

4.3  Persons Entitled to Distributions

     All distributions of Available Cash to Partners for a fiscal quarter pursuant to Section 4.1 shall be made to the Partners shown on the records of
            -----------
the Partnership to be entitled thereto as of the last day of such quarter, unless the transferor and transferee of any Partnership Interest otherwise agree in writing to a different distribution and such distribution is consented to in writing by the General Partner.

4.4  Limitations on Distributions

     (a) Notwithstanding any provision of this Agreement to the contrary, no distributions shall be made except pursuant to Article IV or Article VIII.
                                               ----------    -------------

     (b) Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate
Section 17-607 of the Act or other applicable law.

                                   ARTICLE V
                                  ALLOCATIONS

5.1  Profits

     Profits for any Taxable Year shall be allocated:

     (a) first, to those Partners to which Losses have previously been allocated
         -----
pursuant to Section 5.2(d) hereof so as to bring each such Partner's Capital
            --------------
Account to zero, pro rata in accordance with the sum of each such Partner's Losses; and

     (b) second, any remaining Profits shall be allocated among the Partners in
         ------
proportion to their respective Percentage Interests.

5.2  Losses

     Losses for any Taxable Year shall be allocated:

     (a) first, to the Partners to which Profits have previously been allocated
         -----
pursuant to Section 5.1(b) to the extent of such Profits;
            --------------

     (b) second, among the Partners in proportion to their respective
         ------
Percentage Interests provided; however, that no Partner shall be allocated any
                     -----------------
loss pursuant to this Section 5.2(b) which would result in a negative Capital Account balance for such Partner.

                                                                 EXECUTION COPY


     (c)  third, to Partners in proportion to their positive Capital Account
          -----
balances until such Capital Account balances have been reduced to zero; and

     (d)  fourth, any remaining Losses shall be allocated to the General
          ------
Partner.

5.3  Regulatory Allocations

     (a)  Gross Income Allocation.  In the event any Partner has an Adjusted
          -----------------------
Capital Account Deficit at the end of any Taxable Year, such Partner shall be specially allocated items of Partnership income and gain in the amount of such deficit balance as quickly as possible; provided, that, an allocation pursuant
                                        --------  ----
to this Section 5.3(a) shall be made only if and to the extent that such Partner
        --------------
would have an Adjusted Capital Account Deficit balance after all other allocations provided for in this Article V have been made.
                                 ---------

     (b)  Qualified Income Offset.  In the event any Partner unexpectedly
          -----------------------
receives any adjustments, allocations or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-
1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided, that, an allocation pursuant to
                                     --------  ----
this Section 5.3(b) shall be made only if and to the extent that such Partner
     --------------
would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been made.
                     ---------

     (c)  Curative Allocations.  The allocations set forth in Sections 5.3(a)
          --------------------                                ---------------
and (b) hereof (the "Regulatory Allocations") are intended to comply with
-------
certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.3(c).
                                                             --------------
Therefore, notwithstanding any other provision of this Article V (other than the
                                                       ---------
Regulatory Allocations), the General Partner shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all such items were allocated pursuant to Sections 5.1 and
                                                                ----------------
5.2 without regard to the Regulatory Allocations.
---

     (d)  Special Allocation.  Notwithstanding any other provision of this
          ------------------
Agreement, but subject to Section 5.4, all income, gain, loss and deduction related to the Contributed Units shall be allocated to the Partners in proportion to their relative Unit Percentages.

5.4  Tax Allocations: Code Section 704(c)

     (a)  Except as otherwise provided herein, for federal income tax purposes,
(i) each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Sections 5.1 and 5.2, and (ii) each tax credit shall be allocated to the Partners in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1 or 5.2.

                                                                 EXECUTION COPY


     (b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein of "Gross Asset Value"). The Partnership shall use the remedial method of allocations specified in Treas. Reg. (S)1.704-3(d), or successor regulations, unless otherwise required by law, with respect to the initial contribution property set forth on Schedule I.

     (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition herein of "Gross Asset Value", subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

     (d) Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement; provided, that the Partnership, in the discretion of the General Partner, may make, or not make, "curative" or "remedial" allocations (within the meaning of the Regulations under Code Section 704(c)) including, but not limited to, "curative" allocations which offset the effect of the "ceiling rule" for a prior Taxable Year (within the meaning of Regulation Section 1.704-3(c)(3)(ii)) and "curative" allocations from disposition of contributed property (within the meaning of Regulation Section 1.704-3(c)(3)(iii)(B)). Allocations pursuant to this Section 5.4 are solely for
                                                      -----------
purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.5  Change in Partnership Percentage

     In the event that the Partners' Partnership Percentages change during a Taxable Year, Profits and Losses shall be allocated taking into account the Partners' varying Percentage Interests for such Taxable Year, determined on a daily, monthly or other basis as determined by the General Partner, using any permissible method under Code Section 706 and the Regulations thereunder.

5.6  Withholding

     Each Partner hereby authorizes the Partnership to withhold from income or distributions allocable to such Partner and to pay over any taxes payable by the Partnership or any of its Affiliates as a result of such Partner's participation in the Partnership; if and to the extent that the Partnership shall be required to withhold any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a distribution from the Partnership as of the time such withholding is required to be paid, which distribution shall be deemed to be a distribution to such Partner to the extent that the Partner is then entitled to receive a distribution. To the extent that the aggregate of such distributions in respect of a Partner for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess shall be considered a demand loan from the Partnership to such Partner, with interest at the rate of

                                                                 EXECUTION COPY


interest per annum that Citibank, N.A., or any successor entity thereto, announces from time to time as its prime lending rate, which interest shall be treated as an item of Partnership income, until discharged by such Partner by repayment, which may be made in the sole discretion of the General Partner out of distributions to which such Partner would otherwise be subsequently entitled. The withholdings referred to in this Section 5.6 shall be made at the maximum
                                     -----------
applicable statutory rate under applicable tax law unless the General Partner shall have received an opinion of counsel or other evidence, satisfactory to the General Partner, to the effect that a lower rate is applicable, or that no withholding is applicable.

                                  ARTICLE VI
                                  MANAGEMENT

6.1  Duties and Powers of the General Partner

     (a) The business and affairs of the Partnership shall be managed by the General Partner. Except for situations in which the approval of the Limited Partners is expressly required by this Agreement or by nonwaivable provisions of applicable law, the General Partner shall have full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership's business. Without limiting the generality of the foregoing, the General Partner has full power and authority to execute, deliver and perform such contracts, agreements and other undertakings on behalf of the Partnership, without the consent or approval of any other Partner, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business and affairs of the Partnership.

     (b) Each Limited Partner agrees to cooperate with the General Partner and to execute and deliver such documents, agreements and instruments, and do all such further acts, as deemed necessary or advisable by the General Partner to give effect to the exercise of the General Partner's powers under this Section
                                                                       -------
6.1. Without limiting the foregoing, each Limited Partner hereby irrevocably
---
appoints the General Partner as its proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote or act by written consent with respect to its Partnership Interest as a Limited Partner as determined by the General Partner on all matters requiring the vote, approval or consent of the Limited Partners. The Partners acknowledge that such proxy is coupled with an interest and is irrevocable.

     (c) The General Partner is the tax matters partner for purposes of Section 6231 of the Code and analogous provisions of state law. The tax matters partner has the exclusive authority and discretion to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other applicable laws.

6.2  No Liability to Limited Partners

     Except in case of gross negligence or willful malfeasance of the person (the General Partner or any of the Members, managers, directors, officers, agents or employees of the General Partner) who is sought to be held liable, neither the General Partner nor the Members, managers, directors, officers, agents or employees of the General Partner will be liable to any Limited Partner or the

                                                                 EXECUTION COPY


Partnership (i) for any action taken with respect to the Partnership which is not in violation of the provisions of this Agreement, or (ii) for any action taken by any Member, manager, director, officer, agent or employee of the General Partner.

6.3  Indemnification of General Partner

     The Partnership shall indemnify the General Partner, the members, managers, directors, officers, agents and employees of the General Partner against any losses, liabilities, damages and expenses to which any of such persons may become subject, including attorneys' fees, judgments and amounts paid in settlement, actually and reasonably incurred by them, and advance all expenses to them, in connection with any threatened, pending or completed action, suit or proceeding to which any of them was or is a party or is threatened to be made a party by reason of the direct or indirect association by them with the Partnership to the maximum extent permitted by applicable law.

6.4  Rights of Limited Partners

     The Limited Partners will not be personally liable for any obligations of the Partnership nor will they have any obligation to make contributions to the Partnership in excess of their respective Capital Contributions required under
Section 3.1 or have any liability for the repayment or discharge of the debts
-----------
and obligations of the Partnership except to the extent provided herein or as required by law. The Limited Partners shall take no part in the management, control or operation of the Partnership's business and shall have no power to bind the Partnership and no right or authority to act for the Partnership or to vote on matters other than the matters set forth in this Agreement or as required by applicable law.

                                  ARTICLE VII
                      TRANSFERS OF PARTNERSHIP INTERESTS

7.1  Transfer of Limited Partnership Interests

     (a) No Limited Partner may Transfer all or any part of such Partner's Partnership Interest to any Person except (i) to a Permitted Transferee pursuant to Section 7.2, or (ii) pursuant to the terms of Section 7.8, or (iii) in the
   -----------                                   -----------
case of Kafu, a transfer of up to a 6% Partnership Interest to First Union Investors, Inc. ("First Union") within 90 days from the date hereof; provided, however, any such Transfer under (i) or (ii) above shall comply with the terms of Section 7.1(b). Any purported Transfer of a Partnership Interest or a
   --------------
portion thereof in violation of the terms of this Agreement shall be null and void and of no force and effect. Except upon a Transfer of all of a Limited Partner's Partnership Interest in accordance with Section 7.1, no Limited
                                                  -----------
Partner shall have the right to withdraw as a Partner of the Partnership.

     (b) As a condition to a Transfer by a Limited Partner of all or any part of such Partner's Partnership Interest to a transferee as permitted under
Section 7.1(a)(i) or (ii) (a "Partnership Transfer"), such Partner shall
------------------------
simultaneously Transfer (the "Membership Transfer") to such transferee an amount of such Partner's Membership Interest equal to: (i) such Partner's Membership Interest, multiplied by (ii) a percentage equal to (1) the portion of such Partner's Partnership Interest to be Transferred to such transferee, divided by
(2) such Partner's Partnership Interest immediately before such Transfer. If for any reason the

                                                                 EXECUTION COPY


Membership Transfer does not occur simultaneously with the Partnership Transfer, then the Partnership Transfer shall be null and void and of no force and effect.

     (c) Notwithstanding any other provision of this Agreement, no Limited Partner may pledge, mortgage or otherwise subject its Limited Partnership Interest to any Encumbrance.

     (d) So long as it or its Permitted Transferee remains a Limited Partner, Sable may not effect a Sable Change of Control.

     (e) In the event that JCF resigns (other than for Good Reason) from his position as Chief Executive Officer of Rodeo, or is terminated for Cause, during the eighteen month period ending November 8, 2002, the occurrence of such event shall be deemed a Transfer to a Non-Qualifying Transferee of the Limited Partnership Interest of Sable Investments; provided, however, that fair market
                                           --------  -------
value, with respect to such deemed Transfer for purposes of Section 7.2, shall not be less than Sable's initial Capital Contribution.

7.2  Permitted Transferees

     (a)  Notwithstanding the provisions of Section 7.8, each Limited Partner
                                            -----------
shall, subject to Section 7.1(b), have the right to Transfer (but not to
                  --------------
substitute the transferee as a substitute Partner in such Partner's place, except in accordance with Section 7.3), by a written instrument, all or any part
                          -----------
of a Limited Partner's Partnership Interest to a Permitted Transferee. Notwithstanding the previous sentence, if the Permitted Transferee is such because it was an Affiliate of the transferring Limited Partner at the time of such Transfer or the Transfer was a Permitted Transfer under clause (a) of the definition herein of "Permitted Transfer" and, at any time after such Transfer, such Permitted Transferee ceases to be an Affiliate of such Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under such clause
(a) (a "Non-Qualifying Transferee"), such Transfer shall be deemed to not be a Permitted Transfer and shall be subject to Section 7.8. Pursuant to Section 7.8,
                                           -----------              -----------
such transferring Limited Partner or such transferring Limited Partner's legal representative shall deliver the First Refusal Notice promptly after the time when such transferee ceases to be an Affiliate of such transferring Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition herein of "Permitted Transfer", and such transferring Limited Partner shall otherwise comply with the terms of Section
                                                                      -------
7.8 with respect to such Transfer; provided, that the purchase price for such
---
Transfer for purposes of Section 7.8 shall be an amount agreed upon by such
                         -----------
transferring Limited Partner and the General Partner or, if such Limited Partner and the General Partner cannot agree on a price within five (5) Business Days after delivery of the First Refusal Notice, such price shall be the fair market value of the Partnership Interest transferred pursuant to the Transfer as of the date the transferee ceased to be an Affiliate of such transferring Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition herein of "Permitted Transfer" (such date, the "Non-Qualifying Date"), as determined at the Partnership's expense by a nationally recognized investment banking firm mutually selected by such transferring Limited Partner and the General Partner. If such transferring Limited Partner and the General Partner are unable, within ten (10) days after the expiration of such five (5) Business Day period, to mutually agree upon an investment banking firm, then each of such transferring Limited Partner and the General Partner shall choose a nationally recognized investment banking firm and the two investment banking firms so chosen

                                                                 EXECUTION COPY


shall choose a third nationally recognized investment banking firm which shall determine the fair market value of the Partnership Interest transferred pursuant to such Transfer at the Partnership's expense. The determination of fair market value shall be based on the value that a willing buyer with knowledge of all relevant facts would pay a willing seller for all the outstanding equity securities of the Partnership in connection with an auction for the Partnership as a going concern and shall not take into account any acquisitions made by the Partnership or its Affiliates or any other events subsequent to the Non-Qualifying Date and shall not be subject to any discount for a sale of a minority interest. If such transferring Limited Partner fails to comply with all the terms of Section 7.8, such Transfer shall be null and void and of no force
             -----------
and effect. No Non-Qualifying Transferee shall be entitled to receive any distributions from the Partnership on or after the Non-Qualifying Date and any distributions made in respect of the Partnership Interests on or after the Non-Qualifying Date and held by such Non-Qualifying Transferee shall be paid to the Limited Partner who transferred such Partnership Interests or otherwise to the rightful owner thereof as reasonably, determined by the General Partner.

     (b)  Unless and until admitted as a substitute Limited Partner pursuant to
Section 7.3, a transferee of a Limited Partner's Partnership Interest, in whole
-----------
or in part, shall be an assignee with respect to such Transferred Partnership Interest and shall not be entitled to become, or to exercise the rights of, a Limited Partner, including the right to vote, the right to require any information or accounting of the Partnership's business, or the right to inspect the Partnership's books and records. Such transferee shall only be entitled to receive, to the extent of the Partnership Interest Transferred to such transferee, the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the Transferred Partnership Interest. Subject to the provisions of Section 6.1(b), the transferor shall have the right
                             --------------
to vote such Transferred Partnership Interest until the transferee is admitted to the Partnership as a substitute Limited Partner with respect to the Transferred Partnership Interest.

7.3  Substitute Limited Partners

     No transferee of all or part of a Limited Partner's Partnership Interest shall become a substitute Limited Partner in place of the transferor unless and until:

     (a)  such Transfer is in compliance with the terms of Section 7.1;
                                                           -----------

     (b) the transferee has executed an instrument in form and substance reasonably satisfactory to the General Partner accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement; and

     (c) the transferee has caused to be paid all reasonable expenses of the Partnership in connection with the admission of the transferee as a substitute Limited Partner.

     Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the General Partner shall cause the books and records of the Partnership to reflect the admission of the transferee as a substitute Limited Partner to the extent of the Transferred Partnership Interest held by such transferee.

                                                                 EXECUTION COPY


7.4  Effect of Admission as a Substitute Limited Partner

     A transferee who has become a substitute Limited Partner has, to the extent of the Transferred Partnership Interest, all the rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Partner under, the Certificate, this Agreement and the Act. Upon admission of a transferee as a substitute Limited Partner, the transferor of the Partnership Interest so held by the substitute Limited Partner shall cease to be a Partner of the Partnership to the extent of such Transferred Partnership Interest.

7.5  Consent

     Each Partner hereby agrees that upon satisfaction of the terms and conditions of this Article VII with respect to any proposed Transfer, the
                   -----------
transferee may be admitted as a Partner without any further action by a Partner hereunder.

7.6  No Dissolution

     If a Limited Partner Transfers all of its Partnership Interest pursuant to this Article VII and the transferee of such Partnership Interest is admitted as
     -----------
a Limited Partner pursuant to Section 7.3, such Person shall be admitted to the
                              -----------
Partnership as a Partner effective on the effective date of the Transfer and the Partnership shall not dissolve pursuant to Section 8.1.
                                           -----------

7.7  Additional Limited Partners

     Subject to Section 3.2, any Person acceptable to the General Partner may
                -----------
become an additional Limited Partner of the Partnership for such consideration as the General Partner shall determine, provided that such additional Limited Partner complies with all the requirements of a transferee under Section 7.3(b)
                                                                 --------------
and (c).
    ---

7.8  Right of First Refusal

     The Limited Partners shall have the following right of first refusal:

     (a) If at any time any of the Limited Partners (a "Selling Partner") has received and wishes to accept a bona fide offer (the "Offer") for cash from a third party (the "Offeror") for all or part of such Selling Partner's Partnership Interest (and a proportionate amount of such Selling Partner's Membership Interest in accordance with Section 7.1(b)), such Selling Partner
                                       --------------
shall give Notice thereof (the "First Refusal Notice") to each of the other Partners, other than any Non-Purchasing Partners (as hereinafter defined), and the Partnership. The First Refusal Notice shall state the portion of the Selling Partner's Partnership Interest and Membership Interest that the Selling Partner wishes to sell (the "Optioned Interest"), the price and all other material terms of the Offer, the name of the Offeror, and certification from the Selling Partner affirming that the Offer is bona fide and that the description thereof is true and correct, and that the Offeror has stated that it will purchase the Optioned Interest if the rights of first refusal herein described are not exercised.

     (b) Each of the Limited Partners other than the Selling Partner and any Non-Purchasing Partner (the "Non-Selling Partners") shall have the right exercisable by Notice (an

                                                                 EXECUTION COPY


"Acceptance Notice") given to the Selling Partner and the Partnership within twenty (20) days after receipt of the First Refusal Notice, to agree that it will purchase up to 100% of the Optioned Interest on the terms set forth in the First Refusal Notice; provided, however, if the Non-Selling Partners in the aggregate desire to purchase more than 100% of the Optioned Interest, each such Non-Selling Partner's right to purchase the Optioned Interest shall be reduced (pro rata based on the percentage of the Optioned Interest for which such Non-Selling Partner has exercised its right to purchase hereunder compared to all other Non-Selling Partners, but not below such Non-Selling Partner's Partnership Interest as a percentage of the aggregate Partnership Interests of all Non-Selling Partners who have exercised their right to purchase) so that such Non-Selling Partners purchase no more than 100% of the Optioned Interest. If a Non-Selling Partner does not submit an Acceptance Notice within the twenty (20) day period set forth in this Section 7.8(b), such Non-Selling Partner shall be
                         --------------
deemed to have rejected the offer to purchase any portion of the Optioned Interest.

     (c) If the Non-Selling Partners do not in the aggregate exercise the right to purchase all of the Optioned Interest by the expiration of the twenty (20) day period set forth in Section 7.8(b), then any Acceptance Notice shall be void
                        --------------
and of no effect, and the Selling Partner shall be entitled to complete the proposed sale at any time in the thirty (30) day period commencing on the date of the First Refusal Notice, but only upon the terms set forth in the First Refusal Notice. If no such sale is completed in such thirty (30) day period, the provisions hereof shall apply again to any proposed sale of the Optioned Interest.

     (d) If any Non-Selling Partner exercises the right to purchase the Optioned Interest as provided herein and such Non-Selling Partner(s) have elected to purchase all of the Optioned Interest, the purchase of such Optioned Interest shall be completed within the thirty (30) day period commencing on the date of delivery of the First Refusal Notice on the terms set forth in the First Refusal Notice. If such Non-Selling Partner does not consummate the Purchase of such Optioned Interest, (x) the Selling Partner shall be entitled to all expenses of collection and (y) such Non-Selling Partner shall be deemed a "Non-Purchasing Partner" for the duration of this Agreement.

7.9  Transfer to Management Entity

     Notwithstanding any other provision of this Agreement, Rodeo, Inc. may, on the date hereof or within ninety (90) days from the date hereof sell up to 1.98% of the total Partnership Interests as of that date (the "Management Sale") to the Management Entity. The Management Sale shall be on substantially the same economic terms as the initial capital contribution of each of Sable, Kafu, E-Holdings, Strome, Strome Hedgecap, Raymond and the Management Entity.

                                 ARTICLE VIII
                          DISSOLUTION AND LIQUIDATION

8.1  Dissolution of Partnership

     (a) The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following events:

                                                                 EXECUTION COPY


          (i) the written election of the General Partner, in its sole discretion, to dissolve the Partnership;

          (ii) the occurrence of any event that results in the General Partner ceasing to be the general partner of the Partnership under the Act, provided that the Partnership will not be dissolved and required to be wound up in connection with any such event if
                 (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, all of the Limited Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership;

          (iii) the Transfer of all or substantially all of the assets of the Partnership and the receipt and distribution of all the proceeds therefrom;

          (iv) at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; and

          (v) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

     (b) The withdrawal, death, dissolution, retirement, resignation, expulsion, liquidation or bankruptcy of a Partner, the admission to the Partnership of a new General Partner or Limited Partner, the withdrawal of a Partner from the Partnership, or the transfer by a Partner of its Partnership Interest to a third party shall not, in and of itself, cause the Partnership to dissolve.

8.2  Final Accounting

     Upon dissolution and winding up of the Partnership, an accounting will be made of the accounts of the Partnership and each Partner and of the Partnership's assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

8.3  Distributions Following Dissolution and Termination

     (a)  Liquidating Trustee.  Upon the dissolution of the Partnership, such
          -------------------
party as is designated by the General Partner will act as liquidating trustee of the Partnership (the "Liquidating Trustee") and proceed to wind up the business and affairs of the Partnership in accordance with the terms of this Agreement and applicable law. The Liquidating Trustee will use its reasonable best efforts to sell all Partnership assets (except cash) in the exercise of its best judgment under the circumstances then presented, that it deems in the best interest of the Partners. The Liquidating Trustee will attempt to convert all assets of the Partnership to cash so long as it can do so consistently with prudent business practice. The Partners and their respective designees will have the right to purchase any Partnership property to be sold on liquidation, provided that the terms on which such sale is made are no less favorable than would otherwise be available from third parties. The gains and losses from the sale of the Partnership assets, together with all other revenue, income, gain, deduction, expense, loss and credit during

                                                                 EXECUTION COPY


the period, will be allocated in accordance with Article V. A reasonable amount
                                                 ---------
of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Partnership assets. This Agreement shall remain in full force and effect during the period of winding up. In addition, upon request of the General Partner and if the Liquidating Trustee determines that it would be imprudent to dispose of any non-cash assets of the Partnership, such assets may be distributed in kind to the Partners in lieu of cash, proportionately to their right to receive cash distributions hereunder.

     (b)  Accounting.  The Liquidating Trustee will then cause proper accounting
          ----------
to be made of the Capital Account of each Partner, including recognition of gain or loss on any asset to be distributed in kind as if such asset had been sold for consideration equal to the fair market value of the asset at the time of the distribution. The Partners intend that the allocations provided herein shall result in Capital Account balances in proportion to the Partnership Percentages of the Partners.

     (c)  Liquidating Distributions.  In settling accounts after dissolution of
          -------------------------
the Partnership, the assets of the Partnership shall be paid to creditors of the Partnership and to the Partners in the following order:

          (i) to creditors of the Partnership (including Partners) in the order of priority as provided by law whether by payment or the making of reasonable provision for payment thereof, and in connection therewith there shall be withheld such reasonable reserves for contingent, conditioned or unconditioned liabilities as the Liquidating Trustee in its reasonable discretion deems adequate, such reserves (or balances thereof) to be held and distributed in such manner and at such times as the Liquidating Trustee, in its discretion, deems reasonably advisable; provided, however, that such amounts be maintained in a separate bank account and that any amounts in such bank account remaining after three years be distributed to the Partners or their successors and assigns as if such amount had been available for distribution under Section 8.3(c)(ii); and
                                                       ------------------
                 then

          (ii) to the Partners in proportion to the positive balances of their Capital Accounts, as fully adjusted pursuant to Section 3.4,
                                                                 -----------
                 including adjustment for all gains and losses actually or deemed realized upon disposition or distribution of assets in connection with the liquidation and winding up of the Partnership.

          (iii) Any distribution to the Partners in liquidation of the Partnership shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term "liquidation" shall have the same meaning as set forth in Regulation Section 1.704-2(b)(2)(ii) as in effect at such time and liquidating distributions shall be further deemed to be made pursuant to this Agreement upon the event of a liquidation as defined in such Regulation for which no actual liquidation occurs with a deemed

                                                                 EXECUTION COPY


                 recontribution by the Partners of such deemed liquidating distributions to the continuing Partnership pursuant to this Agreement.

     (d)  The provisions of this Agreement, including, without limitation, this
Section 8.3, are intended solely to benefit the Partners and, to the fullest
-----------
extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Partnership, and no such creditor of the Partnership shall be a third-party beneficiary of this Agreement, and no Partner shall have any duty or obligation to any creditor of the Partnership to issue any call for capital pursuant to this Agreement.

8.4  Termination of the Partnership

     The Partnership shall terminate when all assets of the Partnership, after payment or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article VIII, and the Certificate shall have been canceled in the
            ------------
manner required by the Act.

8.5  No Action for Dissolution

     The Limited Partners acknowledge that irreparable damage would be done to the goodwill and reputation of the Partnership if any Limited Partner should bring an action in court to dissolve the Partnership under circumstances where dissolution is not required by Section 8.1. Accordingly, except where the
                               -----------
General Partner has failed to cause the liquidation of the Partnership as required by Section 8.1 and except as specifically provided in Section 17-802,
            -----------
each Limited Partner hereby to the fullest extent permitted by law waives and renounces his right to initiate legal action to seek dissolution of the Partnership or to seek the appointment of a receiver or trustee to wind up the affairs of the Partnership, except in the cases of fraud, violation of law, bad faith, gross negligence, willful misconduct or willful violation of this Agreement.

                                  ARTICLE IX
                         ACCOUNTING; BOOKS AND RECORDS

9.1  Fiscal Year and Accounting Method

     The fiscal year and taxable year of the Partnership shall be the calendar year. The Partnership shall use an accrual method of accounting.

9.2  Books and Records

     The Partnership shall maintain at its principal office, or such other office as may be determined by the General Partner, all the following:

     (a) A current list of the full name and last known business or residence address of each Partner, together with information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each Partner became a Partner of the Partnership;

                                                                 EXECUTION COPY


     (b) A copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed;

     (c) Copies of the Partnership's Federal, state, and local income tax or information returns and reports, if any, which shall be retained for at least six fiscal years;

     (d)  The financial statements of the Partnership; and

     (e)  The Partnership's books and records.

9.3  Delivery to Partners; Inspection

     Upon the request of any Limited Partner, for any purpose reasonably related to such Partner's interest as a partner of the Partnership, the General Partner shall cause to be made available to the requesting Partner the information required to be maintained by clauses (a) through (e) of Section 9.2 and such
                                                        -----------
other information regarding the business and affairs and financial condition of the Partnership as any Partner may reasonably request.

9.4  Financial Statements

     The General Partner shall cause to be prepared for the Partners at least annually, at the Partnership's expense, financial statements of the Partnership, and its subsidiaries, prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm. The financial statements so furnished shall include a balance sheet, statement of income or loss, statement of cash flows, and statement of Partners' equity. In addition, the General Partner shall provide on a timely basis to the Partners monthly and quarterly financials, statements of cash flow, any available internal budgets or forecast or other available financial reports, as well as any reports or notices as are provided by the Partnership, or any of its Subsidiaries to any financial institution.

9.5  Filings

     At the Partnership's expense, the General Partner shall cause the income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Partner such information with respect to the Partnership as is necessary (or as may be reasonably requested by a Partner) to enable the Partners to prepare their Federal, state and local income tax returns. The General Partner, at the Partnership's expense, shall also cause to be prepared and timely filed, with appropriate Federal, state and local regulatory and administrative bodies, all reports required to be filed by the Partnership with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

9.6  Non-Disclosure

     Each Limited Partner agrees that, except as otherwise consented to by the General Partner in writing, all non-public and confidential information furnished to it pursuant to this Agreement will be kept confidential and will not be disclosed by such Partner, or by any of its agents,

                                                                 EXECUTION COPY


representatives, or employees, in any manner whatsoever, in whole or in part, except that (a) each Partner shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Partner's investment in the Partnership (collectively, "Representatives") and are apprised of the confidential nature of such information, (b) each Partner shall be permitted to disclose information to the extent required by law, legal process or regulatory requirements, so long as such Partner shall have used its reasonable efforts to first afford the Partnership with a reasonable opportunity to contest the necessity of disclosing such information, (c) each Partner shall be permitted to disclose such information to possible purchasers of all or a portion of the Partner's Partnership Interest, provided that such prospective purchaser shall execute a suitable confidentiality agreement in a form approved by the General Partner and containing terms not less restrictive than the terms set forth herein, and (d) each Partner shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Partner arising under this Agreement. Each Partner shall be responsible for any breach of this Section 9.6 by any of its Representatives.

                                   ARTICLE X
                                NON-COMPETITION

10.1  Non-Competition

      Each of the Limited Partners hereby acknowledges that the Partnership and the Master Limited Partnership operate in a competitive business and compete with other Persons operating in the midstream segment of the oil and gas industry for acquisition opportunities. Each of the Limited Partners agrees that during the period that it is a Limited Partner, it shall not, directly or indirectly, use any of the confidential information it receives as a Limited Partner to compete, or to engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any Person that competes in North America with the business conducted by the General Partner, the Partnership and the Master Limited Partnership Each of the Limited Partners also acknowledges that EnCap Investments L.L.C. and Persons that it controls ("EnCap"), Kayne Anderson Capital Advisors L.P. and its Affiliates ("Kayne Anderson") and First Union and its affiliates make and manage investments in the energy industry in the ordinary course of business (such investments "Institutional Investments"). The Limited Partners agree that EnCap, Kayne Anderson and First Union and its affiliates may make Institutional Investments, even if such Institutional Investments are competitive with the Partnership's and its Subsidiaries' business, so long as such Institutional Investments are not in violation of the provisions of Section 9.6 or the second sentence of this Section 10.1 or
              -----------                                ------------
obligations owed to the Partnership under applicable law with respect to usurption of an opportunity legally belonging to the Partnership or its Subsidiaries. Each of the Limited Partners confirms that the restrictions in this Section 10.1 are reasonable and valid and all defenses to the strict enforcement thereof are hereby waived by each of the Limited Partners. The restrictions contained in this Section 10.1 shall in no way impair the rights granted (i) to JCF pursuant to the Flores Employment Agreement or (ii) to Raymond pursuant to any employment agreement between Raymond and Rodeo.

                                                                 EXECUTION COPY


10.2  Damages

      Each of the Limited Partners acknowledges that damages may not be an adequate compensation for the losses which may be suffered by the Partnership as a result of the breach by such Limited Partner of the covenants contained in this Article X and that the Partnership shall be entitled to seek injunctive
     ---------
relief with respect to any such breach in lieu of or in addition to any recourse in damages without the posting of a bond or other security.

10.3  Limitations

      In the event that a court of competent jurisdiction decides that the limitations set forth in Section 10.1 hereof are too broad, such limitations
                         ------------
shall be reduced to those limitations that such court deems reasonable.

                                  ARTICLE XI
                              GENERAL PROVISIONS

11.1  Waiver of Default

      No consent or waiver, express or implied, by the Partnership or a Partner with respect to any breach or default by the Partnership or a Partner hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. Failure on the part of the Partnership or a Partner to complain of any act or failure to act of the Partnership or a Partner or to declare such party in default shall not be deemed or constitute a waiver by the Partnership or the Partner of any rights hereunder.

11.2  Amendment of Partnership Agreement

      (a) Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by the General Partner.

      (b) In addition to any amendments otherwise authorized herein, the General Partner may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Partnership Interests and issuances of additional Partnership Interests. Copies of such amendments shall be delivered to the Partners promptly upon execution thereof.

      (c) The General Partner shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

      (d) Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 11.2 shall be binding on all Partners.
                             ------------

                                                                 EXECUTION COPY


11.3  No Third Party Rights

      Except as provided in Section 6.2 and Section 6.3, none of the provisions
                            -----------     -----------
contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Partnership.

11.4  Severability

      In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

11.5  Nature of Interest in the Partnership

      A Partner's Partnership Interest shall be personal property for all purposes.

11.6  Binding Agreement

      Subject to the restrictions on the disposition of Partnership Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.7  Headings

      The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

11.8  Word Meanings

      The words "herein", "hereinafter", "hereof", and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". When verbs are used as nouns, the nouns correspond to such verbs and vice-versa.

11.9  Counterparts

      This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

11.10 Entire Agreement

      This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

                                                                 EXECUTION COPY


11.11  Partition

       The Partners agree that the Property is not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all right such Partner may have to maintain any action for partition of any of the Property. No Partner shall have any right to any specific assets of the Partnership upon the liquidation of, or any distribution from, the Partnership.

11.12  Governing Law; Consent to Jurisdiction and Venue

       This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws. The parties hereby submit to the exclusive jurisdiction and venue of the state courts of Harris County, Texas or to the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Partnership or Partners may, at their option, enforce their rights hereunder in such courts.

                           [SIGNATURE PAGE FOLLOWS]

                                                                 EXECUTION COPY


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              GENERAL PARTNER:


                              PLAINS ALL AMERICAN GP LLC



                              By:    __________________________________________
                              Name:  __________________________________________
                              Title: __________________________________________


                              LIMITED PARTNERS:


                              PLAINS ALL AMERICAN INC.



                              By:    __________________________________________
                              Name:  __________________________________________
                              Title: __________________________________________


                              SABLE INVESTMENTS, L.P.

                              By:  Sable Investments, LLC, its general partner



                              By:    __________________________________________
                              Name:  __________________________________________
                              Title: __________________________________________



                              E-HOLDINGS III, L.P.

                              By:  E-Holdings III GP, LLC, its general partner

                              By:    __________________________________________
                              Name:  __________________________________________
                              Title: __________________________________________

                                                                 EXECUTION COPY


                              KAFU HOLDINGS, LP


                              By:  Kafu Holdings, LLC, its general partner


                              By:    __________________________________________
                              Name:  __________________________________________
                              Title: __________________________________________



                              PAA MANAGEMENT L.P.

                              By:  PAA Management LLC, its general partner



                              By:    __________________________________________
                              Name:  __________________________________________
                              Title: __________________________________________



                              MARK E. STROME


                              _________________________________________________



                              STROME HEDGECAP FUND, L.P.

                              By:  Strome Investment Management, L.P.,
                                   its general partner

                              By:  SSCO, Inc., its general partner


                              By:    __________________________________________
                              Name:  __________________________________________
                              Title: __________________________________________



                              JOHN T. RAYMOND


                              _________________________________________________

                                                                  EXECUTION COPY


                                  SCHEDULE I
                                  ----------

           Partners, Capital Contributions and Percentage Interests

General Partner:

                                                                Initial Capital
                                                                   Accounts/
                                  Cash                               Total
                                  ----             Gross            Capital         Percentage          Unit
    Name and Address           Contributed      Asset Value       Contribution       Interest        Percentages
    -----------------          -----------      -----------       ------------     ------------      -----------
Plains All American GP LLC       $405,000          $345,000         $750,000              1%                0


Limited Partners:

                                  Cash                              Total
                                  ----             Gross           Capital         Percentage          Unit
   Name and Address            Contributed      Asset Value      Contribution       Interest        Percentages
   -----------------           -----------      -----------      ------------     ------------      -----------
Plains All American Inc.                 0      $34,155,000       $34,155,000          45.540%          63.889%
Sable Investments, L.P.        $14,107,500                        $14,107,500          18.810%          13.750%
E-Holdings III, L.P.           $ 6,682,500                        $ 6,682,500           8.910%           6.250%
Kafu Holdings, L.P.            $14,701,500                        $14,701,500          19.602%          13.194%
PAA Management, L.P.           $ 1,485,000                        $ 1,485,000           1.980%               0
Mark E. Strome                 $ 1,584,495                        $ 1,584,495           2.113%           1.482%
Strome Hedgecap Fund, L.P.     $   791,505                        $   791,505           1.055%           0.740%
John T. Raymond                $   742,500                        $   742,500           0.990%           0.694%